SCHEDULE 14C
(Rule 14c-101)
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Information Statement Pursuant to Section 14(c) of the
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GREENSHIFT CORPORATION .
(Name of Registrant as Specified In Its Charter)

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GREENSHIFT CORPORATION
5950 Shiloh Road East, Suite N
Alpharetta, GA 30005

INFORMATION STATEMENT

To the Holders of the Voting Stock:

The purpose of this Information Statement is to notify you that the holder of shares representing a majority of the voting power of GreenShift Corporation (the “Company”) has given its written consent to a resolution adopted by the Board of Directors of the Company to amend the articles of incorporation so as to effect a reverse split of the Company’s common stock in a ratio of 1-for-100. We anticipate that this Information Statement will be mailed on June __, 2015 to shareholders of record.  On or after June __, 2015, the amendment of the articles of incorporation will be filed with the Delaware Secretary of State and will become effective.

The Board of Directors approved the amendment primarily in order to comply with GreenShift’s agreements with its lenders, particularly its senior creditor, YA Global Investments, L.P. (“YA Global”).  The convertible debt instruments held by our lenders require that GreenShift maintain a sufficient number of shares of authorized common stock to enable conversion of the convertible debt issued by GreenShift to its lenders. The Board of Directors anticipates that in the near future GreenShift will have no shares available for issuance upon conversion and will therefore be in default of those debt instruments. Although GreenShift’s ambition is to satisfy its debt to its lenders in cash deriving from operating activities or one or more potential future financing transactions, it is necessary that the potential for default be eliminated.

In addition, until we are able to fully pay off our remaining debt, our lenders will continue to have the right to receive payment upon demand in the form of common stock at a discount to its market price. The market price of our common stock in recent months has been equal to or only slightly higher than its par value. Since we are not permitted to issue common stock for consideration less than par value under Delaware law, if the market price falls to a level at which the conversion price of our lender’s debentures is less than par value, we will be forced to incur costly penalties at the time of each issuance of shares to our lenders. A reverse split would allow the Company to avoid these costs and the potential future debt default.

Delaware corporation law permits holders of a majority of the voting power to take shareholder action by written consent. Accordingly, the Company will not hold a meeting of its shareholders to consider or vote upon the amendment of the Company’s certificate of incorporation.

WE ARE NOT ASKING YOU FOR A PROXY.
YOU ARE REQUESTED NOT TO SEND US A PROXY.

June __, 2015	KEVIN KREISLER, Chief Executive Officer

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

We determined the shareholders of record for purposes of this shareholder action at the close of business on May 15, 2015 (the “Record Date”).  The table below lists the authorized voting stock as of the Record Date, the number of shares of each class that were outstanding on the Record Date, and the voting power of each class. Each share of common stock is entitled to one vote.  Each share of Series B Preferred Stock is entitled to one-fortieth of a vote.  The holders of the Series D shares are entitled to exercise 70% of the aggregate voting power.

Security	Authorized	Outstanding	Voting Power
Common Stock	2,500,000,000	1,652,102,654	1,652,102,654
Series B Preferred Stock	2,865,333	2,519,219	62,980
Series D Preferred Stock	1,000,000	862,500	3,854,998,073

The following table sets forth information regarding the voting stock beneficially owned by each member of our Board of Directors, by our officers and directors as a group, and by any person who, to our knowledge, owned beneficially more than 5% of any class of voting stock as of May 15, 2015.

Beneficial Owner	Common	% of Class	Series B Preferred	% of Class	Series D Preferred	% of Class	Percentage of Voting Power

Kevin Kreisler(1)	149	<0.01%	--	--	800,000	92.75%	64.92%
Officers and Directors as a group (1 person)	581	<0.01%	1,487,186	51.30%	800,000	92.75%	64.93%

Edward Carroll	167	<0.01%	393,183	13.56%			<0.01%
David Winsness	98	<0.01%	360,933	12.45%	--	--	<0.01%
Greg Barlage	109	<0.01%	356,478	12.30%	--	--	<0.01%
Richard Krablin	59	<0.01%	376,183	12.99%	--	--	<0.01%

(1)	All shares listed for Mr. Kreisler are owned of record by Viridis Capital, LLC, of which Mr. Kreisler is the sole member.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION
TO EFFECT A REVERSE SPLIT OF THE COMMON STOCK

The Board of Directors of the Company has adopted a resolution to amend the articles of incorporation so as to effect a reverse split of the Company’s common stock in a ratio of 1-for-100 (the “Reverse Split”).  Viridis Capital, LLC, the holder of shares representing a majority of the voting power of the Company’s outstanding voting stock, has given its written consent to the resolution.

The Board of Directors approved the amendment primarily in order to comply with GreenShift’s agreements with its senior creditor, YA Global Investments, L.P. (“YA Global”).  The convertible debt instruments held by YA Global require that GreenShift maintain a sufficient number of shares of authorized common stock to enable conversion of the convertible debt issued by GreenShift to YA Global. As of May 15, 2015, of the 2,500,000,000 shares of common stock authorized, 1,652,102,654 are issued and outstanding. Therefore, the Board of Directors anticipates that it is possible that GreenShift will have no shares available for issuance upon conversion and will therefore be in default of those debt instruments. Although GreenShift’s ambition is to satisfy its debt to YA Global in cash deriving from operating activities or one or more potential future financing transactions, it is necessary that the potential for default be eliminated.

In addition, until we are able to fully pay off our remaining debt, our lenders will continue to have the right to receive payment upon demand in the form of common stock at a discount to its market price. The market price of our common stock in recent months has been equal to or only slightly higher than its par value. Since we are not permitted to issue common stock for consideration less than par value under Delaware law, if the market price falls to a level at which the conversion price of our lender’s debentures is less than par value, we will be forced to incur costly penalties at the time of each issuance of shares to our lenders. A reverse split would allow the Company to avoid these costs and the potential future debt default.

Under Delaware corporation law, the consent of the holder of a majority of the voting power is effective as shareholders’ approval. We will file the Amendment with the Secretary of State of Delaware on or after June__, 2015, and it will become effective on the date of such filing (the “Effective Date”). The Amendment to the Certificate of Incorporation provides that each hundred shares of common stock outstanding on the Effective Date will be exchanged for one post-Reverse Split share of Company common stock (“New Common Stock”). No fractional shares or scrip will be issued; rather, shareholders who would otherwise be entitled to a fractional share as a result of the Reverse Split will be issued one whole share of New Common Stock in lieu of the fraction.

The Board of Directors and the majority shareholder have approved the amendment to the certificate of incorporation in order to provide GreenShift with flexibility in pursuing its long-term business objectives.  The primary reason for the reverse split is the requirement contained in GreenShift’s agreements with its lenders to maintain a sufficient number of shares of authorized common stock to enable conversion of debt issued by GreenShift to its lenders. Additional reasons for the reverse split include:

➢
Management may in the future pursue opportunities to obtain capital in order to fully implement GreenShift’s business plan.  A reserve of common shares available for issuance from time-to-time will enable GreenShift to entertain a broad variety of financing proposals.

➢
Management may utilize the additional shares in connection with corporate acquisitions, joint venture arrangements, or for other corporate purposes, including the solicitation and compensation of key personnel.

Management has not entered into any commitment to issue any shares except upon conversion of outstanding debentures.  Moreover, Management has no plans at this time that will involve the issuance of additional shares, other than a general plan to pursue additional financing.  Management has not, however, discussed the terms of any specific financing with any potential investor.

The following table shows the debentures currently outstanding.  In each case the creditor has the right to convert the principal amount of the debt into GreenShift common stock.  In no case does GreenShift have a contractual or other right to redeem the debt with stock or to force the creditor to convert the debt into stock.

Creditor	Issue Date	Original Principal	Outstanding Principal	Shares Issuable
YA Global Investments, L.P.(1)(2)	12/2009	$42,727,603	$13,478,310	134,783,095,400
Minority Interest Fund (II), LLC(3)(4)	12/2008	$1,386,851	$2,263,082	22,630,816,000
Viridis Capital, LLC(5)	4/2013	$250,000	$100,000	1,000,000,000

________________________
(1)
From time to time since 2011, YA Global Investments, L.P. (“YA Global”) has assigned portions of its debenture to other investors.  The information regarding YA Global in the above table includes debentures held by sixteen assignees from YA Global.

(2)
The principal amount and accrued interest on the debentures issued to YA  Global are convertible by the holder into common stock at a conversion rate equal to 90% of the lowest daily volume weighted average market price of the Company’s common stock for the 20 trading days prior to conversion.  The debentures accrue interest at 6% per annum and were due December 31, 2014. At a conversion rate of $0.0001 on May 15, 2015, the debentures owned by YA Global and its assignees could be converted into 134,783,095,400 common shares.

(3)
From time to time, Minority Interest Fund (II), LLC (“MIF”) has assigned portions of its debenture to other investors.  The information regarding MIF in the above table includes debentures held by one assignee from MIF.

(4)
The principal amount and accrued interest on the debenture issued to Minority Interest Fund (II), LLC (“MIF”) is convertible by the holder into common stock at a conversion rate equal to 100% of the market price of the Company’s common stock at the time of conversion. The debenture accrues interest at 6% per annum and was due on September 30, 2013.  At a conversion rate of $0.0001 on May 15, 2015, the debentures owned by MIF and assignees could be converted into 22,630,816,000 common shares.

(5)
The principal amount and accrued interest on the debenture issued to Viridis Capital, LLC (“Viridis”) is convertible by the holder into common stock at a conversion rate equal to 50% of the volume weighted average price of the Company’s common stock during the 20 trading days preceding conversion. The debenture accrues interest at 6% per annum and was due on June 30, 2014.  At a conversion rate of $0.0001 on May 15, 2015, the debenture owned by Viridis could be converted into 1,000,000,000 common shares.

All of the foregoing debentures are currently exercisable and will remain exercisable until satisfied.  Although the debentures potentially convert into over 158 billion shares, GreenShift currently has only 847 million shares authorized and unissued. In the event that, after those shares are issued, any of the foregoing debentures were converted, GreenShift would not be able to issue the requisite common stock, and would be in default, unless the number of common shares available for issuance is increased by the Reverse Split.  Conversion of those debentures would improve GreenShift’s balance sheet by reducing its debt to equity ratio, and increase its ability to obtain future financing.  However, conversion would also dilute the interest of current shareholders in the equity in GreenShift.  The additional authorized common stock is necessary to accommodate those conversions, should they occur.

The New Common Stock will not be different from the common stock held by the Company’s stockholders prior to the Reverse Split.  The stockholders will have the same relative rights following the Effective Date as they had prior to the Effective Date, except to the extent the proportion of shares that they own is affected by the rounding up of fractional shares.

As a result of the Reverse Split, there will be about 2.4 billion common shares available for issuance. The Board of Directors will be authorized to issue the additional common shares without having to obtain the approval of the Company’s shareholders. Delaware law requires that the Board use its reasonable business judgment to assure that the Company obtains “fair value” when it issues shares.  Nevertheless, the issuance of the additional shares would dilute the proportionate interest of current shareholders in the Company. The issuance of the additional shares could also result in the dilution of the value of shares now outstanding, if the terms on which the shares were issued were less favorable than the contemporaneous market value of the Company’s common stock.

The Reverse Split, with the resulting increase in the number of shares available for issuance, is not being done for the purpose of impeding any takeover attempt.  Nevertheless, the power of the Board of Directors to provide for the issuance of shares of common stock without shareholder approval has potential utility as a device to discourage or impede a takeover of the Company.  In the event that a non-negotiated takeover were attempted, the private placement of stock into “friendly” hands, for example, could make the Company unattractive to the party seeking control of the Company.  This would have a detrimental effect on the interests of any stockholder who wanted to tender his or her shares to the party seeking control or who would favor a change in control.

Reverse Split Procedures; Fractional Shares

On the Effective Date of the Reverse Split, the outstanding certificates representing shares of the Company’s common stock will be automatically converted into certificates representing shares of post-reverse common stock (“New Common Stock”).  It is not necessary for a shareholder to obtain a replacement certificate in order to be registered in the record books of the corporation as the owner of the appropriate number of share of New Common Stock.  Every shareholder who wishes to receive a replacement certificate, however, may do so by surrendering to the Transfer Agent his certificate representing shares of pre-Reverse Split common stock and paying the Transfer Agent’s standard fee.  In exchange, he will receive a replacement certificate representing the appropriate number of share of New Common Stock.  The name and address of the Transfer Agent are:

Interwest Transfer Co., Inc.
1981 East 4800 South, Suite 100
Salt Lake City, Utah 84117
801-272-9294

To avoid the existence of fractional shares of our common stock, a stockholder who would otherwise hold a fractional share as a result of the Reverse Stock Split will be entitled to receive one full share of common stock in lieu of such fractional shares upon surrender of their stock certificates to our transfer agent.

No Dissenters Rights

Under Delaware law, shareholders are not entitled to dissenters’ rights with respect to the amendment of the Certificate of Incorporation to reverse split the common stock.

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